Exhibit 99.1
Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares, Inc. Increases and Declares Cash Dividend and a 3-for-2 Stock Dividend;
Christopher F. Spurry Elected Chairman of the Board

Easton, MD (05/12/2006) -Shore Bancshares, Inc. (NASDAQ:SHBI) announced today that its Board of Directors has declared a $.22 cash dividend on shares of its common stock, a three-for-two common stock dividend, and elected Christopher F. Spurry to serve as Chairman of the Board.

The cash dividend will be paid on May 31, 2006 to stockholders of record May 15, 2006. The increase of $.01 per share from the previous quarterly cash dividend brings the annualized dividend yield on the shares of common stock to 2.20% based on the closing price of the stock on May 11, 2006.

The stock dividend will be paid on June 5, 2006 to stockholders of record on May 22, 2006. As of May 12, 2006, there were approximately 5,577,924 shares of the Company’s common stock issued and outstanding. The Company expects that its common stock will begin trading on a split-adjusted basis on June 6, 2006.

“We are pleased to reward our stockholders with these opportunities to benefit from the recent growth and financial performance of Shore Bancshares,” said W. Moorhead Vermilye, Chief Executive Officer and President. “We anticipate that the stock dividend will increase the liquidity of our stock, which in turn should encourage new institutional and retail investors to participate in our ongoing success and expansion.”

Mr. Spurry, 58, has been a director of the Company since April 2004 and a director of The Talbot Bank of Easton, Maryland since 1995. He succeeds Richard C. Granville, 63, who will remain a director.

Mr. Granville has served as a director since December 2000 and was elected chairman in May 2005. He previously served as a director of Talbot Bancshares, Inc. and served as a director of The Talbot Bank of Easton, Maryland from 1994 until May 2005.

About Shore Bancshares

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the Risk Factors contained in Item 1A of Part I of the Annual Report of Shore Bancshares, Inc. on Form 10-K for the year ended December 31, 2005.